Contacts:

Tarragon Corporation
William S. Friedman
(212) 949-5000
wfriedman@tarragoncorp.com

Tarragon Corporation Receives Nasdaq Deficiency Notice

NEW YORK, October 1, 2008 - Tarragon Corporation today announced that it received a deficiency notice from The NASDAQ Stock Market indicating that the Company is not in compliance with Marketplace Rule 4450(a)(5) because the minimum bid price of the Company’s common stock has fallen below $1.00 per share for 30 consecutive business days.  This notification has no immediate effect on the NASDAQ listing or trading of the Company’s common stock.

In accordance with the Marketplace Rules, the Company will have 180 calendar days, or until March 25, 2009, to regain compliance.  If at any time before March 25, 2009, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has achieved compliance with NASDAQ’s minimum bid price requirements.  If the Company does not regain compliance by March 25, 2009, NASDAQ will notify the Company that its common stock will be delisted from the NASDAQ Global Select Market, unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel.  Alternatively, NASDAQ may permit the Company to transfer its common stock to The NASDAQ Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), except for the minimum bid price requirement.  If its application for transfer is approved, the Company would have an additional 180 calendar days to comply with the minimum bid price requirement in order to remain on The NASDAQ Capital Market.

About Tarragon Corporation

Tarragon Corporation is a leading developer of multifamily housing for rent and for sale.  Tarragon’s operations are concentrated in the Northeast, Florida, Texas and Tennessee.  To learn more about Tarragon Corporation, visit: www.tarragoncorp.com.

TARR – G

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